UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2019

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts		02459
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2019, Michael Falvey resigned as Executive Vice President, Chief Financial Officer and Treasurer of Karyopharm Therapeutics Inc. (the “Company”), effective January 18, 2019 (the “Resignation Date”). Mr. Falvey had previously notified the Company of his intention to resign to pursue other interests, which the Company announced on October 24, 2018. The Company is conducting an executive search for his successor.

On January 17, 2019, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Falvey in connection with his separation from employment. Pursuant to the terms of the Separation Agreement and in consideration of a customary release of any claims by Mr. Falvey against the Company, Mr. Falvey will be entitled to severance benefits consisting of severance pay in the aggregate amount of $202,000 (to be paid in semi-monthly installments for a period of six months), continuation of healthcare benefit premium payments until no later than July 31, 2019, continued vesting of Mr. Falvey’s unvested equity awards until April 18, 2019 pursuant to the terms of the Consulting Agreement (as defined below), and payment of an annual performance-based cash incentive for fiscal year 2018 of $173,417 (to be paid at such time as Company employees receive their 2018 cash incentive payments).

The foregoing summary of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

In addition, on January 18, 2019, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Falvey. Pursuant to the terms of the Consulting Agreement, Mr. Falvey will provide certain advisory and other consulting services to the Company from January 18, 2019 until July 18, 2019 (or such earlier date upon which the Consulting Agreement terminates in accordance with its terms). As full compensation for such services, Mr. Falvey’s outstanding and unvested equity awards shall continue to vest until April 18, 2019, according to their terms, and his vested equity awards as of that date will remain exercisable for three months following the termination of the Consulting Agreement.

The foregoing summary of the Consulting Agreement is qualified in its entirety by the full text of the Consulting Agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Effective January 18, 2019, Cameron Peters, the Company’s Vice President, Finance and Assistant Treasurer will serve as the Company’s principal financial and accounting officer, on an interim basis, until a successor for Mr. Falvey has been identified. Mr. Peters, age 59, has over 25 years of experience in finance and has been employed by the Company as its Vice President, Finance and Assistant Treasurer since January 2018. Prior to joining the Company, from December 2013 to December 2017, Mr. Peters served as Chief Financial Officer at 24M Technologies, Inc., a developer of next-generation lithium-ion batteries. From September 2010 to November 2013, he served as an independent consultant providing finance and analytic consulting services to biotechnology and global health companies. He served as Vice President, Finance at Luminus Devices, a developer and manufacturer of light-emitting diodes, from April 2006 to August 2010. From October 2005 to April 2006, he served as Vice President, Financial and Strategic Analysis at Health Dialog, a disease management company. From 2002 until joining Health Dialog, Mr. Peters served as Director, Financial Planning and Analysis at Millennium Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Peters received a B.S. in International Economics from the Georgetown University School of Foreign Service, a M.A. in Development/Agricultural Economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

On January 17, 2019, the Company entered into a retention agreement (the “Retention Agreement”) with Mr. Peters in connection with his appointment as the Company’s principal financial and accounting officer. Pursuant to the terms of the Retention Agreement, if Mr. Peters satisfies certain conditions, including continued employment with the Company, he will be entitled to a lump sum payment of $13,500 on each of June 30, 2019 and January 31, 2020.

The foregoing summary of the Retention Agreement is qualified in its entirety by the full text of the Retention Agreement, which is filed herewith as Exhibit 10.3 and incorporated herein by reference.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Peters had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K under the U.S. Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Separation Agreement dated January 17, 2019, between the Company and Michael Falvey.

10.2	Consulting Agreement dated January 18, 2019, between the Company and Michael Falvey.

10.3	Retention Agreement dated January 17, 2019, between the Company and Cameron Peters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: January 18, 2019	By:	/s/ Christopher B. Primiano
Christopher B. Primiano
Executive Vice President, Chief Business Officer, General Counsel and Secretary